Exhibit 1

AMENDED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Class A ordinary shares, par value US$0.0005 per share, of Sea Limited and further agree that this Agreement shall be included as an Exhibit to such joint filings.

             The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, that no party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one agreement.

             In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of June 19, 2018.

KERRY GROUP LIMITED

By: /s/ KUOK Khoon Hua Name: KUOK Khoon Hua
Title: Director

BRIGHT MAGIC INVESTMENTS LIMITED

By: /s/ KUOK Khoon Hua Name: KUOK Khoon Hua
Title: Director

MACROMIND INVESTMENTS LIMITED

By: /s/ KUOK Khoon Hua Name: KUOK Khoon Hua
Title: Director

PAXTON VENTURES LIMITED

By: /s/ Keren CHEN Name: Keren CHEN
Title: Director

SUPER CLASS VENTURES LIMITED

By: /s/ KUOK Khoon Hua Name: KUOK Khoon Hua
Title: Director

/s/ KUOK Khoon Hua
KUOK Khoon Hua